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                      January 6, 2022

       Arlen R. Shenkman
       Chief Financial Officer
       Citrix Systems, Inc.
       851 West Cypress Creek Road
       Fort Lauderdale, FL 33309

                                                        Re: Citrix Systems,
Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2020
                                                            Filed February 8,
2021
                                                            Form 10-Q for the
Quarterly Period Ended June 30, 2021
                                                            Filed July 30, 2021
                                                            File No. 000-27084

       Dear Mr. Shenkman:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology